UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2012

GlobalSCAPE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33601	74-2785449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Lockhill Selma Road, Suite 150

San Antonio, Texas 78249

(210) 308-8267

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)	On July 10, 2012, GlobalSCAPE, Inc. announced that James Albrecht had been elected as Vice President, Chief Financial Officer and Treasurer of the Company, effective immediately. Mr. Albrecht, 57, has had a 35-year career which includes business and financial leadership roles in the software, high technology, and biotechnology industries. His experience includes senior roles within public and privately held companies. Most recently, he was CEO and CFO of Express Digital Graphics, Inc. which was acquired earlier in 2012 by Imaging Spectrum, Inc. A graduate of the University of Texas at Austin, Albrecht is a part-time faculty lecturer at the university’s McCombs School of Business. He also is a certified public accountant in Texas and a member of the American Institute of Certified Public Accountants.

(e)	The Board of Directors has also voted to grant options to purchase 150,000 shares of the Company’s common stock to Mr. Albrecht at an exercise price equal to the closing price of the Company’s common stock on the NYSE on July 10, 2012, pursuant to the Company’s 2010 Employee Long-Term Equity Incentive Plan. The options vest 33% on each of the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant. Notwithstanding the foregoing, the options become fully vested and exercisable upon certain change in control events. The options expire on the day before the 10th anniversary of the date of grant. Mr. Albrecht may exercise the options by giving written notice to the Company and paying the purchase price prescribed for the shares to be acquired pursuant to the exercise. Payment of the purchase price for any shares purchased pursuant to the options must be made in accordance with the provisions of the 2010 Employee Long-Term Equity Incentive Plan. The options may not be transferred except (i) by will or the laws of descent and distribution or (ii) pursuant to the terms of a qualified domestic relations order, and, during Mr. Albrecht’s’ lifetime, may be exercised only by Mr. Albrecht’s or his legally authorized representative.

The Board also set Mr. Albrecht’s annual salary at $215,000 and established a bonus plan for Mr. Albrecht under which Mr. Albrecht is eligible for an annual bonus of up to 35% of his annual base salary which is tied to specific objectives defined by the Company.

Mr. Albrecht and the Company also entered into an Employment Agreement which provides, among other things, that Mr. Albrecht’s base salary and other compensation will be set by the Board of Directors, in its sole discretion, and that prior to a Change of Control, the employment is “at will”. A Change of Control occurs under the Employment Agreement when (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities, (b) any person or group shall make a tender offer or an exchange offer for 50% or more of the combined voting power of the Company’s then outstanding securities, (c) at any time during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company cease for any reason to constitute two-thirds of the board, (d) the Company shall consolidate, merge or exchange securities with any other entity where the stockholders of the Company immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares or other equity interests entitling such stockholders to a majority of all votes, or (e) any person or group acquires all or substantially all of the Company’s assets. The Employment Agreement provides that if Mr. Albrecht’s employment with the Company terminates under certain circumstances following a Change of Control, upon termination, the Company shall pay Mr. Albrecht an amount equal to one year’s base salary.

The description of the material terms of the Employment Agreements is qualified by reference to the form of Employment Agreement which is filed as Exhibit 10.1 hereto, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement between the Company and James Albrecht dated as of July 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.

By:	/s/ Craig Robinson
Craig Robinson, President and Chief Operating Officer

Dated: July 16, 2012